Exhibit 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC COMMERCIAL TRUST	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC COMMERCIAL TRUST ANNOUNCES LESSEE BANKRUPTCY
AND CONTINUED PURSUIT OF ARLINGTON HOSPITALITY, INC. AS GUARANTOR

PMC Commercial Trust
AMEX (Symbol: “PCC”)

Dallas, Texas	June 23, 2005

On June 22, 2005, Arlington Inns, Inc., PMC Commercial Trust's ("PMC's") tenant and a subsidiary of Arlington Hospitality, Inc. (NASDAQ: HOST), filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). The parent and guarantor for our leases, Arlington Hospitality, Inc. (“Arlington Hospitality”) has not filed bankruptcy at the time of this announcement. PMC will continue to vigorously pursue Arlington Hospitality with respect to any and all amounts, which remain due and owing to PMC.

Of the 18 properties under lease agreements at the time of Arlington Hospitality’s event of default, two have been sold which were located in Storm Lake, Iowa and Jackson, Tennessee and we have possession of the property located in McKinney, Texas.

While PMC has actively pursued a settlement with Arlington Hospitality, all proposals have been rejected by Arlington Hospitality. PMC intends to vigorously pursue its interests against the tenant in the bankruptcy forum and the parent and guarantor outside of bankruptcy.

PMC Commercial Trust is a REIT that originates loans to small businesses secured by real estate and owns various hospitality properties.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects”, “anticipates”, “will” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements can be subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.